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                                                              Exhibit 10(xiv)(j)

                                                             B O R D E N, I N C.



                                December 23, 1993

George J. Waydo
Borden, Inc.
180 East Broad Street
Columbus Ohio

Dear George:

This letter will confirm our mutual agreement concerning your continued employment and future termination. It will also serve to cover various related matters so there will be no future confusion regarding them.

1. Effective immediately, you are relieved of your Snacks and International Foods day-to-day responsibilities.
    Your new title will be Vice President, Borden, Inc. In this new position, which reports directly to the President, Chief Executive Officer, your primary responsibility will be to sell Borden Japan, and you will diligently devote your efforts to this project.
    You may also be assigned responsibility for other
    International portfolio actions, or other special assignments.

2.  You will continue in these assignments through April
    30, 1994. These assignments may, by mutual consent, be extended. If no extension is made, your termination date will be April 30, 1994. Your employment may not be terminated prior to that date for any reason other than for "cause" and your employment shall be deemed to have been terminated for "cause" only if termination of employment by the Company shall have taken place as a direct result of an act or acts (i) of dishonesty constituting a felony and resulting or intended to result directly or indirectly in gain or personal enrichment at the expense of the Company to which you are not legally entitled, (ii) such as to cause intentional material harm to the Company, (iii) materially impairing the reputation of the Company,
    (iv) materially interfering with the operations of the Company, or (v) that materially breach this agreement.






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George J. Waydo
Page 2.


     Anything in this paragraph 2 or elsewhere in this agreement to the contrary notwithstanding, your employment shall in no event be considered to have been terminated by the Company for "cause" if termination of your employment took place (i) as the result of bad judgement or an act of ordinary negligence on your part, (ii) because of an act or omission believed by you in good faith to have been in or not opposed to the interests of the Company, or (iii) because of an act or omission in respect of which a determination could properly be made that you met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under (A) the by-laws of the Company, (B) the laws of the State of New Jersey, or (C) the directors' and officers' liability insurance of the Company, in each case either as in effect at the time of this agreement or in effect at the time of such act or omission.

     To aid you during this four-month assignment, and any subsequent extension, you will have the assistance of Ms. Judy Moehl and, the time of Mr. Michael Miller necessary to work on the Japan project only. Mr. Miller will otherwise report to Mr. Dan O'Riordan. If either of these employees should transfer or terminate during the four months or extended period, we will provide comparable skilled assistance. You may continue to use your present office during this period, plus any authorized extension of employment.

3. Following termination, you will be paid all monies due you from your Medical and Survivor Accumulation Accounts, and your Executive Supplemental Pension Plan, in accordance with those plans. To assist you in understanding this agreement a schedule of your estimated benefit amounts is attached. Parking privileges, will be extended 3 months following termination. Reimbursement on any unpaid 1994 financial counselling, regular club dues for the Columbus Athletic Club and the Catawba Island Club, and home/auto insurance is
     available to you through December 31, 1994.    You agree to
     then return these club memberships/sale receipts to Borden, Inc. promptly after December 31, 1994. Your umbrella insurance benefit will continue through December 31, 1994.

     Borden, Inc. will provide you with notice and termination pay totaling $352,000. Payments will be at the gross rate of $14,667 semi-monthly for 12 months following termination. Statutory taxes and deductions for any monies due Borden, Inc. will be made from these payments.






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George J. Waydo
Page 3.


     In the event you embark upon a business venture as a principal, the Company will, upon your request, pay any remaining monies due you under this paragraph 3 in a lump sum less $50,000. The balance of $50,000 will be paid to you on the last day of your severance period, i.e. April 30, 1995 if your employment is not extended.

4. Effective immediately, you will resign your position as an officer of Coco Lopez U.S.A., Inc.

5.   You understand that you will not participate in the annual
     Management Incentive Plan, the 1992-94 long-term cycle or the 1993-95 cycle, unless your active employment is extended through December 31, 1994.

6. Your other regular employee benefits (medical, life, pension and savings plan) will cease on your termination date except that, if you wish, Borden will extend your active medical/dental coverage only, including prescription drugs, for 12 months, at normal contributions. You would then be eligible for COBRA for an additional six months. At that time you would be eligible to convert to the conversion policies then offered to terminating employees generally.

     We are agreeable, as an option to this medical extension which you must elect prior to your termination date, to pay Metropolitan Life Insurance Corporation up to $30,000 to convert you to a private medical plan similar to Borden's, if such a conversion plan is available upon your termination. In such event, you would be responsible to make necessary premium payments following the conversion. The proposed policy provides that it will be renewed until the earliest of: (a) the Medicare eligibility date of you or your spouse whoever is younger; (b) that person's 65th birthday; or (c) the date Metropolitan refuses to renew this policy. Metropolitan cannot refuse renewal on an individual basis. Metropolitan can refuse renewal only on a class basis or on a statewide basis. If Metropolitan refuses to renew your policy, however, they will continue to pay benefits for a total disability that started before the termination date until the earliest of: (a) the end of the disability, (b) the end of the calendar year, or (c) the date the Maximum Aggregate Benefit ($1,000,000) is incurred.






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George J. Waydo
Page 4.


     In the event you become disabled while under your present disability plans and prior to your termination date, any monies paid you as Salary Continuance and Long-Term
     Disability will be deducted from the notice and termination pay described above.

7. As special consideration to assist you with travel expense in locating a new position following termination, and to defray the expenses you will incur for office, telephone and secretarial assistance, the Company will reimburse you on an accountable basis for job search costs. Requests for reimbursement for these items should be submitted on a regular expense form with accompanying receipts. As further consideration to you, Borden, Inc. will provide additional monies to you in the form of cash or benefits to include but not be limited to such categories as career-testing, training, relocation, outplacement firm assistance, medical/dental payments, or additional notice pay. Where required by law, statutory deductions will be made from these monies. The total for these reimbursements, cash or benefits under this paragraph 7 will not exceed $50,000 over 30 months from date of termination.

8. You have until your termination date to exercise eligible stock options within the terms of the options.

9. Under the Management Incentive plan, you may have elected to defer incentive awards. Deferred awards under the plan, if any, will be paid to you consistent with the provisions of the Plan.

10.  You acknowledge executing a Security and Invention
     Agreement, and you agree to comply with the terms and conditions of that Agreement.

11. Because of the unusual arrangement being provided to you, we will expect and you agree, that you will conduct yourself in a manner which does not disparage Borden, Inc., its employees, officers, subsidiaries, and affiliates, and which is not contrary to the best interest of these organizations. The Company, through its Core Management and officers, will not disparage you. This obligation will not be construed to prohibit the Company from making truthful statements about its business; nor shall it prohibit you from making truthful statements responsive to any statements made by the Company or in response to legal process.

12. You agree to be available, as reasonably necessary and upon reasonable notice, with no expense to yourself, for legal proceedings, whether administrative, civil or criminal, if any, which are already pending or which may arise in the future with respect to events which occurred during your employment with Borden, Inc. You further agree to assist and cooperate with Borden, Inc. in any such proceedings.






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George J. Waydo
Page 5.


13. As a former Executive Vice President end officer of Borden, Inc., your knowledge of our customers, markets and plans in all facets of the business is extensive and a valuable asset. Accordingly, you agree that for 12 months following your termination, you will not engage, without prior written consent of the Chief Executive Officer (not to be unreasonably withheld), directly or indirectly on your own account, or as agent, employee,partner, major stockholder or otherwise, in any of the following activities with respect to any product or service sold by Borden, Inc., its subsidiaries or affiliates (hereinafter "the Company") in any unit in which you were employed or for which you had responsibility during the past two (2) years, or any product or service similar to, competitive with, or intended to compete with any product or service:

     a) Sell, manufacture, distribute or solicit orders for any such product or service in any geographical area for which you were responsible as a representative of the Company at any time during the two (2) years preceding this agreement or engage in any such activities in any other area where they result in or involve the shipment or delivery of such product to, or performance of any service in, any geographical area in which you acted as an employee of the Company at any time during such two (2) year period.

     b) In any geographical area, solicit, sell or contact, with a view to selling any such product or service, any person, firm or corporation from whom you solicited any order directly or indirectly or otherwise dealt with on behalf of the Company at any time during the two(2) year period set forth above.

14. This agreement is personal and not assignable by you. In the event of your death during the term hereof, this agreement shall terminate as of the last day of the month during which your death occurred and your designated beneficiary (which may be a trust, or if none is so designated, your estate) will be paid all monies due up through the month of your death and, in addition, the balance of any of the pay due as noted in paragraph 3 above. If that death occurs while you are still in an "employee" status, your widow would be entitled to the benefits applicable to widows under the benefits plans in which you are participating at the time of your death.






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George J. Waydo
Page 6.


15. In the event of a material breach of your obligation not to compete under this agreement, you understand and agree to pay to Borden, Inc., any monies received under this agreement up to $400,000, and acknowledge that no further sums would be due you hereunder. This remedy is in addition to any remedy Borden, Inc. has to specifically enforce your agreement and is not to be construed as a limitation on its right to recover any greater amount of damage Borden can prove.

16. We both agree that this agreement and its attachments supersedes any and all other agreements relating to your employment with the Company including, but not limited to, your Core Arrangement (dated March 15, 1988), Team Agreement and Supplemental Benefits Agreement. This agreement shall be governed by the laws of the State of Ohio and shall inure to the benefit of the successors and assigns of Borden, Inc. Any provision of the agreement deemed by a court to be too broad to be legally enforced shall be modified but only to the extent required to be so legally enforceable. If during your continued active employment any individual or group acquires 15% of the Common Stock of the Company (excluding for this purpose any acquisition of such Common Stock by the Company) and such stock is held for 30 days, the CEO, solely at his discretion, and based on your performance relative to selling Borden Japan, may permit you to qualify for the employment extension arrangement outlined in 2 (a) of your cancelled Core Arrangement letter dated March 15, 1988.

17. In consideration of these foregoing benefits provided to you, you hereby release and discharge Borden, Inc., its subsidiaries and affiliates, their officers, employees and agents from any and all current liabilities, claims for money, employment, re-employment, reinstatement and for any and all causes of action whatsoever which you may now have against them including those arising out of your employment, the termination thereof, or discrimination based on age, disability, race, sex or other reasons, except any vested pension rights which you may have acquired; provided, however, that this release shall not be construed as preventing you from pursuing any rights you have to enforce the terms of this agreement.

18. You affirm that you are entering into this agreement and release voluntarily in order to receive payments and other benefits described above. You understand that the Company would not make these payments or extend these benefits to you without your voluntary consent to this agreement.

19. In making your decision, you recognize that you have the right to seek advice and counsel from others, including that of an attorney if you so choose. You acknowledge that you have until January 28, 1994 to consider this offer.






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George J. Waydo
Page 7.


20. You have seven calendar days from the date you sign this agreement to cancel it in writing. You also understand that this agreement will not bind you or the Company until after the seven-day period you have to cancel. No payments will be made under this agreement until it becomes binding. You may cancel this agreement by signing the cancellation notice below (or by any other written signed notice) and delivering it to Borden, Inc. within seven days of your signing this agreement.

George, I believe this completely and accurately describes our understanding and ask that you indicate your agreement by signing the original of this agreement and returning it to me.

               For Borden, Inc.


                    /S/ Allan L. Miller
               By: ______________________________
                    Allan L. Miller


Attachment

READ, UNDERSTOOD AND AGREED:


/S/ George J. Waydo             December 23, 1993
___________________________     __________________
George  J. Waydo                Date




               CANCELLATION NOTICE

     (To cancel this agreement, sign below and deliver this copy of the agreement to the Company within seven (7) days of the date you signed the agreement).

     I HEREBY CANCEL THIS AGREEMENT.


     ______________________     _____________________
     (DATE)                     (SIGNATURE)